Pricing supplement No. 511S

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

underlying supplement 16 dated July 22, 2008,

product supplement S dated April 18, 2007 and

addendum dated December 13, 2007

Registration Statement No. 333-137902 Dated October 27, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$980,000

Three-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index– Mean Reversion Plus™ Total Return (Non-Principal Protected) due October 31, 2011

General

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The securities are designed for investors who seek a return linked to the performance of the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Total Return. Investors should be willing to forgo any coupon payments and, if the Index does not appreciate by approximately 5.99% or more over the term of the securities, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due October 31, 2011.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	The securities priced on October 27, 2008 and are expected to settle four business days later on October 31, 2008.
•	After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate principal amount.

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A. †

Issue Price:	100% of face amount
Index:	The Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Total Return
Redemption Amount:	A cash payment, determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, that provides you with a return per $10,000 security face amount, calculated as follows:
$10,000 + $10,000 x (Index Return — Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the face amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by 2% of the return you would have otherwise received per year regardless of whether the Index appreciates or declines in value. In no event will the Redemption Amount or Early Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon early redemption if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
	Final Level Initial Level	-1
Adjustment Factor:	(0.02 x (Days / 365)) where “Days“ equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date or the Early Redemption Valuation Date, as applicable.
Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level and Adjustment Factor applicable on the Final Valuation Date.
Early Redemption Amount:

You will have the right to cause us to redeem your securities upon fourteen (14) calendar days notice, on November 2, 2009 and November 1, 2010 (each an “Early Redemption Date”). If an Early Redemption Date is not an Index Business Day, we shall redeem your securities on the first succeeding Index Business Day, subject to postponement in the event of a Market Disruption Event (as defined below) as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement. The Early Redemption Amount payable on any Early Redemption Date will be calculated using the Final Level and Adjustment Factor applicable on the relevant Early Redemption Valuation Date. See “Early Redemption” below.

Initial Level:	954.82343, the Index closing level on the Trade Date.
Final Level:

For any Index Business Day, the closing level of the Index on such Index Business Day, subject to adjustment in the event of a Market Disruption Event. See “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return — Market Disruption Events and Force Majeure Events.”

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Early Redemption Valuation Date:

The Early Redemption Valuation Date for an early redemption will be the third Index Business Day prior to November 2, 2009 or November 1, 2010, as applicable, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

Final Valuation Date:	October 26, 2011, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.
Trade Date:	October 27, 2008
Settlement Date:	October 31, 2008
Maturity Date:	October 31, 2011, subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.
Index Business Day:

A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

CUSIP:	2515A0 RL 9
ISIN:	US2515A0RL97

† A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$980,000.00	$0.00	$980,000.00

(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$980,000.00	$38.51

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement S dated April 18, 2007, the addendum thereto dated December 13, 2007, and underlying supplement 16, dated July 22, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement 16 dated July 22, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508155374/d424b21.pdf

•	Addendum to Product supplement S dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement S dated April 18, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507084001/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 security face amount, for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical Redemption Amounts set forth below use an Initial Level of 955, a period of 1,094 calendar days from the Trade Date to the Final Valuation Date and that the holder of the securities does not exercise the early redemption right. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
1,910.00	100%	5.99%	$19,400.55	94.01%
1,814.50	90%	5.99%	$18,400.55	84.01%
1,719.00	80%	5.99%	$17,400.55	74.01%
1,623.50	70%	5.99%	$16,400.55	64.01%
1,528.00	60%	5.99%	$15,400.55	54.01%
1,432.50	50%	5.99%	$14,400.55	44.01%
1,337.00	40%	5.99%	$13,400.55	34.01%
1,241.50	30%	5.99%	$12,400.55	24.01%
1,146.00	20%	5.99%	$11,400.55	14.01%
1,050.50	10%	5.99%	$10,400.55	4.01%
955.00	0%	5.99%	$ 9,400.55	-5.99%
859.50	-10%	5.99%	$ 8,400.55	-15.99%
764.00	-20%	5.99%	$ 7,400.55	-25.99%
668.50	-30%	5.99%	$ 6,400.55	-35.99%
573.00	-40%	5.99%	$ 5,400.55	-45.99%
477.50	-50%	5.99%	$ 4,400.55	-55.99%
382.00	-60%	5.99%	$ 3,400.55	-65.99%
286.50	-70%	5.99%	$ 2,400.55	-75.99%
191.00	-80%	5.99%	$ 1,400.55	-85.99%
95.50	-90%	5.99%	$ 400.55	-95.99%
0.00	-100%	5.99%	$ 0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 955 to a Final Level of 1,241.50. Assuming a period of 1,094 calendar days from the Trade Date to the Final Valuation Date, if the holder has not exercised the early redemption right, the holder receives a payment at maturity of $12,400.55 per $10,000 security face amount, calculated as follows:

$10,000  +  $10,000  x  ((1,241.50 / 955  –  1)  –  (0.02  x  (1,094/365)))  =  $12,400.55

Example 2: The Initial Level and the Final Level of the Index are both 955 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 1,094 calendar days from the Trade Date to the Final Valuation Date, if the holder has not exercised the early redemption right, the holder receives a payment at maturity of $9,400.55 per $10,000 security face amount, calculated as follows:

$10,000  +  $10,000  x  ((955 / 955  –  1)  –  (0.02  x  (1,094/365)))  =  $9,400.55

Example 3: The level of the Index decreases from the Initial Level of 955 to a Final Level of 668.50. Assuming a period of 1,094 calendar days from the Trade Date to the Final Valuation Date, if the holder has not exercised the early redemption right, the holder receives a payment at maturity of $6,400.55 per $10,000 security face amount, calculated as follows:

$10,000  +  $10,000  x  (( 668.50 / 955  –  1)  –  (0.02  x  (1,094/365)))  =  $6,400.55

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by approximately 2.00% for each year the securities remain outstanding. Because the Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on an Early Redemption Valuation Date, as applicable, is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX– MEAN REVERSION PLUS™ TOTAL RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Mean Reversion Plus™ Total Return, which is based on the Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return (the “Underlying Index“). The Underlying Index is composed of futures contracts on six commodities — Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn. The Index’s closing level is calculated on a “total return” basis and is designed to reflect a momentum strategy that seeks to protect returns from downturns in the commodities market.

On October 27, 2008, the DBLCI MR Plus™ was invested (i.e. its Index Weight) 16.67% in the Underlying Index and the Instrument Amounts for the Exchange Traded Instruments relating to the respective Underlying Index Constituents were as follows:

Index Constituent	Exchange	Instrument Amount
Heating Oil	NYMEX	8.00%
Crude Oil	NYMEX	12.92%
Aluminum	LME	61.25%
Gold	COMEX	10.43%
Corn	CBOT	3.71%
Wheat	CBOT	3.69%

For more information on the Index, including its calculation methodology, see “Deutsche Bank Liquid Commodity Index — Mean Reversion™ — DBLCI-MR Plus” in underlying supplement 16. Terms relating to the Index and Underlying Index used but not defined in this pricing supplement are defined in underlying supplement 16.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, except pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS“) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of investing in the securities, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index, the Underlying Index or any of the components of the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level determined on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, as compared to the Initial Level.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by approximately 2.00% for each year the securities remain outstanding. Since the Adjustment Factor is applied to the closing value of the Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the Final Valuation Date or on the Early Redemption Valuation Date, as applicable, is greater than the Initial Level. The securities have a term of three years, so the total return at maturity will be reduced by approximately 5.99% compared to the total return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level determined on the Final Valuation Date is approximately 5.99% or more greater than the Initial Level.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE UNDERLYING INDEX MAY LIMIT THE INDEX RETURN AND, CONSEQUENTLY, THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Underlying Index may require adjustments to the weights of the futures contracts included in the Underlying Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Underlying Index during certain periods and could adversely affect the return on the Underlying Index, and, potentially, the Index Return. See “The Deutsche Bank Liquid Commodity Index — Mean Reversion™ Total Return — Determining the Instrument Amount on a Rebalancing Day.”

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level on the Final Valuation Date exceeds the Initial Level by approximately 5.99% or more. If you choose to exercise your early redemption right, you will receive a positive return on your investment only if the Final Level on the Early Redemption Valuation Date exceeds the Initial Level by an amount sufficient to entirely offset the effect of the Adjustment Factor. If the Final Level on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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THE INDEX RETURN MAY NOT BE GREATER THAN OR EQUAL TO THE RETURN ON THE UNDERLYING INDEX DURING THE TERM OF THE SECURITIES — As described below under “The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return,” the Index attempts to offer upside exposure to commodities through investment in the Underlying Index while limiting potential downside exposure through periodic allocation of investments to Treasury Bills. However, there is no guarantee that this strategy will be successful, or that the Index

Return will be greater than or equal to the return on the Underlying Index during the term of the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI“) intends to offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND UNDERLYING INDEX AND THE CALCULATION AGENT FOR THE INDEX AND UNDERLYING INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index and Underlying Index (the “Sponsor“) and the calculation agent for the Index and Underlying Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, Exchange Traded Instrument or Underlying Index Constituent (each as defined below). In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level. As the Sponsor, we carry out calculations necessary to promulgate the Index and Underlying Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index or the Underlying Index in the event the regular means of determining the Index or Underlying Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, the Underlying Index and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities, the Underlying Index or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor of the Index and Underlying Index and the calculation agent for the Index and Underlying Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Underlying Index constituents (or various contracts or products related to the Underlying Index constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Underlying Index and, therefore, the value of the securities or the potential payout on the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

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the value of the Index, which will in turn be affected by the value of the Underlying Index; the value of Treasury Bills; interest rates; domestic and foreign economic and political conditions generally; monetary policies of the Federal Reserve Board; inflation and expectations concerning inflation; and the commodity markets (in particular, the market for futures contracts on the Underlying Index constituents), which may fluctuate rapidly based on numerous factors including changes in supply and demand relationships, weather, agricultural, trade, fiscal, monetary and exchange control programs, and geopolitical and economic events, including wars, acts of terrorism and natural disasters;

•	the volatility of each Underlying Index constituent;

•	the combined volatility of the Underlying Index constituents as reflected in the volatility of the Underlying Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE UNDERLYING INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Underlying Index constituents increase or decrease to the same degree at the same time. If the correlation among the Underlying Index constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL ELEMENT INCLUDED IN THE UNDERLYING INDEX — The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Underlying Index constituents have generated significant returns. The levels of the Underlying Index constituents may move in different directions at different times compared to each other, and underperformance by one or more of the Underlying Index constituents may reduce the performance of the Underlying Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Underlying Index constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Underlying Index and the value of your securities in varying ways, and different factors may cause the values of the Underlying Index constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE COMMODITY PRICES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Underlying Index constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Underlying Index and, potentially, the return on your investment.

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IF THE LIQUIDITY OF THE UNDERLYING INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date or an Early Redemption Valuation Date, as applicable, would likely have an adverse effect on the level of the Underlying Index and, potentially, on the return on your securities. Limited liquidity relating to the Underlying Index constituents may also result in the Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS“). Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, as well as the section of this pricing supplement entitled “Certain U.S. Federal Income Tax Consequences.” As discussed in those sections, we believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. investors, possibly retroactively.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

EARLY REDEMPTION

You will have the right to cause us to redeem your securities upon fourteen calendar days’ notice on November 2, 2009 and November 1, 2010 (each an “Early Redemption Date”). If any Early Redemption Date is not an Index Business Day, we shall redeem your securities on the first succeeding Index Business Day, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

The Early Redemption Amount will be calculated using the Final Level and the Adjustment Factor applicable on the Early Redemption Valuation Date.

The Early Redemption Valuation Date for an early redemption will be the third Index Business Day prior to November 2, 2009 or November 1, 2010, as applicable, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the early redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is received fourteen (14) calendar days prior to the applicable Early Redemption Date. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. In the event DBSI offers to purchase securities in the secondary market, DBSI anticipates that its purchase price will be based on the Redemption Amount calculated as if the date of repurchase was the Final Valuation Date, less a fee equal to 0.35% times the security face amount, subject to adjustments deemed appropriate by DBSI in its sole discretion to reflect, among other things, then current market conditions and liquidity.

Historical Information

The following graph shows the historical high, low and period end closing levels of the Index and the Underlying Index for each calendar quarter from August 1, 1997 through October 27, 2008. Because the Index was launched in July 2007 and the Underlying Index was launched in February 2003, data for the periods prior to the Index launch date, for the Index, and the Underlying Index launch date, for the Underlying Index, are hypothetical and have been calculated using the same methodologies used to calculate the Index and Underlying Index on an actual basis. The closing level of the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return on October 27, 2008 was 954.82343. The closing level of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return on October 27, 2008 was 1,548.434. The securities are not linked to the Underlying Index, except to the extent that the Index performance is based on the performance of the Underlying Index.

Because the Index was launched in July 2007, the Sponsor has retrospectively calculated the levels of the Index based on actual historical commodity forward rates using the same methodology as described above. Although the Sponsor believes that this retrospective calculation represents accurately and fairly how the Index would have performed before July 2007, the Index did not, in fact, exist before July 2007. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to July 2007. Past performance of the Index is no guarantee of future results.

We obtained the various Index levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. However, we expect to pay a portion of the Adjustment Factor as a commission on an annual basis to brokerage firms, which may include Deutsche Bank Securities Inc., and their affiliates, whose clients purchased securities in this offering and who continue to hold their securities. See “Underwriting” in the accompanying product supplement. After the Trade Date but prior to Settlement Date, we may accept additional orders for the securities and increase the aggregate principal amount.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.